Exhibit 3.5

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

The undersigned, being the Chief Executive Officer of Shuttle Pharmaceuticals Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby amend and certify as follows:

1. That the name of the Corporation is Shuttle Pharmaceuticals Holdings, Inc. and that the Corporation was originally incorporated pursuant to the Delaware General Corporation Law (“GCL”) on April 5, 2018.

2. That this Certificate of Amendment, which is being filed to amend the Corporation’s amended and restated certificate of incorporation, dated June 8, 2018 (the “Amended and Restated Articles of Incorporation”), as amended on March 30, 2022, has been duly adopted by the Corporation’s board of directors and stockholders in accordance with the provisions of section 242 and 245 of the GCL.

Article SEVENTH of the Amended and Restated Certificate of Incorporation will be amended to replace Section 7.2 as follows:

“7.2 Exclusive Jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, and except for actions brought under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or Bylaws, or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.2.

4. Except as set forth in this Certificate of Amendment, the Amended and Restated Certificate of Incorporation, as previously amended, remains in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 22nd day of June 2022.

/s/ Anatoly Dritschilo
Anatoly Dritschilo
Chief Executive Officer